Exhibit 99.1

Alliant Energy Corporation
Corporate Headquarters
4902 North Biltmore Lane
Madison, WI 53718-2148
www.alliantenergy.com
News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Reigstad (608) 458-3145
	Investor Relations:	Susan Gille (608) 458-3956

ALLIANT ENERGY ANNOUNCES THIRD QUARTER 2019 RESULTS AND INCREASED ANNUAL COMMON STOCK DIVIDEND TARGET FOR 2020
Updates 2019 earnings guidance and provides 2020 earnings guidance and forecasted 2019 - 2023 capital expenditures

MADISON, Wis. - November 6, 2019 - Alliant Energy Corporation (NASDAQ: LNT) today announced U.S. generally accepted accounting principles (GAAP) and non-GAAP consolidated unaudited earnings per share (EPS) for the three months ended September 30 as follows:

	GAAP EPS		Non-GAAP EPS
	2019	2018	2019	2018
Utilities and Corporate Services	$0.92	$0.88	$0.92	$0.86
American Transmission Company (ATC) Holdings	0.03	0.03	0.03	0.03
Non-utility and Parent	(0.01)	(0.04)	(0.01)	(0.04)
Alliant Energy Consolidated	$0.94	$0.87	$0.94	$0.85

“As we advance our commitment to cleaner energy and affordable customer options, we are investing in renewable energy and distribution system enhancements,” said John Larsen, Alliant Energy Chairman, President and CEO. “We raised our 2019 earnings guidance to a range of $2.27 to $2.33 per share, largely due to the benefits of weather during the first nine months of this year. I am also pleased to share that our Board of Directors has approved a 7% increase to our annual common stock dividend target, raising it to $1.52 per share for 2020.”

Utilities and Corporate Services - Alliant Energy’s Utilities and Alliant Energy Corporate Services, Inc. (Corporate Services) operations generated $0.92 per share of GAAP EPS in the third quarter of 2019, which was $0.04 per share higher than the third quarter of 2018. The primary drivers of higher EPS were higher earnings due to Interstate Power and Light Company’s (IPL’s) and Wisconsin Power and Light Company’s (WPL’s) increasing rate base and timing of income tax expense. These items were partially offset by higher depreciation expense and tax adjustments.

Non-utility and Parent - Alliant Energy’s Non-utility and Parent operations generated ($0.01) per share of GAAP EPS in the third quarter of 2019, which was a $0.03 per share earnings increase compared to the third quarter of 2018. The primary driver of higher EPS was tax adjustments and timing of income tax expense.

Earnings Adjustments - Non-GAAP EPS for the three and nine months ended September 30, 2018 excludes earnings of $0.02 per share related to tax return adjustments due to Federal Tax Reform. Non-GAAP adjustments, which relate to material charges or income that are not normally associated with ongoing operations, are provided as a supplement to results reported in accordance with GAAP.

Temperature Impacts to Non-GAAP EPS - The estimated year-to-date impact of temperatures on EPS compared to normal temperatures, is a $0.05 per share gain in 2019. The midpoint of the temperature normalized non-GAAP EPS guidance for the full year 2019 is $2.25.

Details regarding GAAP EPS variances between the third quarters of 2019 and 2018 for Alliant Energy are as follows:

	Q3 2019	Q3 2018	Variance
Higher revenue requirements primarily due to increasing rate base			$0.14
Higher depreciation expense			(0.05)
Timing of income tax expense			0.04
Tax return adjustments due to Federal Tax Reform	$—	$0.02	(0.02)
Equity dilution			(0.02)
Higher interest expense			(0.02)
Estimated temperature impact on retail electric and gas sales	0.02	0.02	—
Total			$0.07

Higher revenue requirements primarily due to increasing rate base - In March 2019, IPL filed a request with the Iowa Utilities Board (IUB) to increase annual rates for its Iowa retail electric customers by $204 million, based on a 2020 forward-looking test period. IPL concurrently filed for interim retail electric rates based on 2018 historical data adjusted for certain known and measurable changes occurring in the first quarter of 2019. An interim retail electric rate increase of $90 million, on an annual basis, was implemented effective April 2019. Implementing interim rates does not require regulatory approval; however, interim rates are subject to refund pending the IUB’s final rate review decision. In October 2019, IPL filed a partial settlement agreement with the IUB to increase annual rates for its Iowa retail electric customers by $127 million. As part of this agreement, IPL would refund $8 million of 2019 interim rates in 2020. The settlement agreement is pending the IUB’s final rate review decision. IPL recognized $0.09 per share of higher electric margins in the third quarter of 2019 due to the retail electric rate increase, including a reduction of $8 million as a result of the interim refund agreed to as part of the settlement.

In December 2018, WPL received an order from the Public Service Commission of Wisconsin approving WPL’s proposed settlement for its retail electric and gas rate review covering the 2019/2020 Test Period, effective January 1, 2019. Under the settlement, WPL’s retail electric and gas base rates will not change from current levels through the end of 2020. The $61 million retail electric revenue requirement increase for 2019, resulting from increasing investments in rate base, was offset by lower fuel-related costs and federal tax reform refunds. WPL recognized $0.05 per share of higher electric margins from increasing investments in rate base in the third quarter of 2019.

Timing of income tax expense - Tax expenses are recorded based on an estimated annual effective tax rate, which causes fluctuations in the amount of tax expense quarter-over-quarter. The positive year-over-year variance in third quarter offsets the negative year-over-year variance in the second quarter of 2019.

2019 Earnings Guidance

Alliant Energy is updating its EPS guidance for 2019 as follows. The midpoint of the 2019 EPS guidance was increased by $0.06 per share primarily due to higher earnings from temperature impacts on retail electric and gas sales during the first nine months of 2019.

	Revised	Previous
Utilities and Corporate Services	$2.21 - $2.23	$2.14 - $2.24
ATC Holdings	0.11- 0.13	0.11 - 0.13
Non-utility and Parent	(0.05) - (0.03)	(0.08) - (0.06)
Alliant Energy Consolidated	$2.27 - $2.33	$2.17 - $2.31

Drivers for Alliant Energy’s 2019 earnings guidance include, but are not limited to:

•	Appropriate regulatory outcomes to allow IPL the ability to earn its authorized rate of return

•	Ability of WPL to earn its authorized rate of return

•	Stable economy and resulting implications on utility sales

•	Normal temperatures in its utility service territories

•	Execution of cost controls

•	Execution of capital expenditure and financing plans

•	Consolidated effective tax rate of 10%

The 2019 earnings guidance does not include the impacts of any material non-cash valuation adjustments, regulatory-related charges or credits, reorganizations or restructurings, future changes in laws, regulations or regulatory policies, adjustments made to deferred tax assets and liabilities from valuation allowances, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings, or changes in GAAP and tax methods of accounting that may impact the reported results of Alliant Energy.

2020 Earnings Guidance

Alliant Energy is issuing EPS guidance for 2020 of $2.34 - $2.48.

Drivers for Alliant Energy’s 2020 earnings guidance include, but are not limited to:

•	Appropriate regulatory outcomes to allow IPL the ability to earn its authorized rate of return

•	Ability of WPL to earn its authorized rates of return

•	Stable economy and resulting implications on utility sales

•	Normal temperatures in its utility service territories

•	Execution of cost controls

•	Execution of capital expenditure and financing plans

•	Consolidated effective tax rate of (11%)

The 2020 earnings guidance does not include the impacts of any material non-cash valuation adjustments, regulatory-related charges or credits, reorganizations or restructurings, future changes in laws, regulations or regulatory policies, adjustments made to deferred tax assets and liabilities from valuation allowances, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings, or changes in GAAP and tax methods of accounting that may impact the reported results of Alliant Energy.

“The customers and the communities we serve will continue to benefit from reliable, affordable, cleaner energy as a result of our strong pipeline of investments in renewable energy and electric and gas distribution. Our 2020 earnings guidance of $2.34 to $2.48 per share is consistent with our long-term growth objective of 5% to 7% annually,” said Larsen.

2020 Annual Common Stock Dividend Target

Alliant Energy’s Board of Directors approved a 7% increase, or $0.10 per share, to its 2020 expected annual common stock dividend target of $1.52 per share from the current annual common stock dividend target of $1.42 per share. Payment of the 2020 quarterly dividend is subject to the actual dividend declaration by the Board of Directors each quarter, which is expected in January 2020 for the first quarter dividend.

Projected Capital Expenditures

Alliant Energy has updated its projected capital expenditures for 2019 through 2023, which total $6.7 billion, as follows (in millions). The projected capital expenditures exclude AFUDC and capitalized interest, if applicable. Cost estimates represent Alliant Energy’s estimated portion of total construction expenditures.

	2019	2020	2021	2022	2023
Generation:
Renewable projects	$640	$260	$110	$275	$390
West Riverside Energy Center	80	15	—	—	—
Other	105	190	140	170	90
Distribution:
Electric systems	450	570	535	525	540
Gas systems	95	185	80	130	105
Other	150	205	180	235	245
Total Capital Expenditures	$1,520	$1,425	$1,045	$1,335	$1,370

Earnings Conference Call

A conference call to review the third quarter 2019 results, updated 2019 earnings guidance, 2020 earnings guidance, 2020 common stock dividend target, and projected capital expenditures for 2019 - 2023 is scheduled for Thursday, November 7th at 9:00 a.m. central time. Alliant Energy Chairman, President and Chief Executive Officer John Larsen, and Senior Vice President and Chief Financial Officer Robert Durian will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 888-394-8218 (United States or Canada) or 323-794-2149 (International), passcode 4175543. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. In conjunction with the information in this earnings announcement and the conference call, Alliant Energy posted supplemental materials on its website. A replay of the call will be available through November 14, 2019, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 4175543. An archive of the webcast will be available on the Company’s Web site at www.alliantenergy.com/investors for 12 months.

About Alliant Energy Corporation

Alliant Energy is the parent company of two public utility companies - Interstate Power and Light Company and Wisconsin Power and Light Company - and of Alliant Energy Finance, LLC, the parent company of Alliant Energy’s non-utility operations. Alliant Energy is an energy-services provider with utility subsidiaries serving approximately 965,000 electric and 415,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company’s primary focus. Alliant Energy, headquartered in Madison, Wisconsin, is a component of the S&P 500 and is traded on the Nasdaq Global Select Market under the symbol LNT. For more information, visit the Company’s Web site at www.alliantenergy.com.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements can be identified by words such as “forecast,” “expect,” “guidance,” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Actual results could be materially affected by the following factors, among others:

•
IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of and/or the return on costs, including fuel costs, operating costs, transmission costs, environmental compliance and remediation costs, deferred expenditures, deferred tax assets, tax expense, capital expenditures, and remaining costs related to electric generating units (EGUs) that may be permanently closed and certain other retired assets, earning their authorized rates of return, and the payments to their parent of expected levels of dividends;

•	federal and state regulatory or governmental actions, including the impact of legislation, and regulatory agency orders;

•
the impact of customer- and third party-owned generation, including alternative electric suppliers, in IPL’s and WPL’s service territories on system reliability, operating expenses and customers’ demand for electricity;

•	the impact of energy efficiency, franchise retention and customer disconnects on sales volumes and margins;

•	the impact that price changes may have on IPL’s and WPL’s customers’ demand for electric, gas and steam services and their ability to pay their bills;

•	the ability to utilize tax credits and net operating losses generated to date, and those that may be generated in the future, before they expire;

•	the direct or indirect effects resulting from terrorist incidents, including physical attacks and cyber attacks, or responses to such incidents;

•
the impact of penalties or third-party claims related to, or in connection with, a failure to maintain the security of personally identifiable information, including associated costs to notify affected persons and to mitigate their information security concerns;

•
employee workforce factors, including changes in key executives, ability to hire and retain employees with specialized skills, ability to create desired corporate culture, collective bargaining agreements and negotiations, work stoppages or restructurings;

•	weather effects on results of utility operations;

•
issues associated with environmental remediation and environmental compliance, including compliance with all environmental and emissions permits, the Coal Combustion Residuals Rule, future changes in environmental laws and regulations, including the Environmental Protection Agency’s regulations for carbon dioxide emissions reductions from new and existing fossil-fueled EGUs, and litigation associated with environmental requirements;

•
the ability to defend against environmental claims brought by state and federal agencies, such as the EPA, state natural resources agencies or third parties, such as the Sierra Club, and the impact on operating expenses of defending and resolving such claims;

•	continued access to the capital markets on competitive terms and rates, and the actions of credit rating agencies;

•	inflation and interest rates;

•	the impact of the economy in IPL’s and WPL’s service territories and the resulting impacts on sales volumes, margins and the ability to collect unpaid bills;

•	the ability to complete construction of wind projects within the cost caps set by regulators and to meet all requirements to qualify for the full level of production tax credits;

•	changes in the price of delivered natural gas, purchased electricity and coal due to shifts in supply and demand caused by market conditions and regulations;

•	disruptions in the supply and delivery of natural gas, purchased electricity and coal;

•	changes in the price of transmission services and the ability to recover the cost of transmission services in a timely manner;

•
the direct or indirect effects resulting from breakdown or failure of equipment in the operation of electric and gas distribution systems, such as mechanical problems and explosions or fires, and compliance with electric and gas transmission and distribution safety regulations, including regulations promulgated by the Pipeline and Hazardous Materials Safety Administration;

•
issues related to the availability and operations of EGUs, including start-up risks, breakdown or failure of equipment, performance below expected or contracted levels of output or efficiency, operator error, employee safety, transmission constraints, compliance with mandatory reliability standards and risks related to recovery of resulting incremental costs through rates;

•
impacts that storms or natural disasters may have on Alliant Energy’s, IPL’s and WPL’s operations and recovery of costs associated with restoration activities, or on the operations of Alliant Energy’s investments;

•
any material post-closing adjustments related to any past asset divestitures, including the sales of IPL’s Minnesota electric and natural gas assets, and Whiting Petroleum Corporation, which could result from, among other things, indemnification agreements, warranties, parental guarantees or litigation;

•	Alliant Energy’s ability to sustain its dividend payout ratio goal;

•
changes to costs of providing benefits and related funding requirements of pension and other postretirement benefits plans due to the market value of the assets that fund the plans, economic conditions, financial market performance, interest rates, life expectancies and demographics;

•	material changes in employee-related benefit and compensation costs;

•	risks associated with operation and ownership of non-utility holdings;

•	changes in technology that alter the channels through which customers buy or utilize Alliant Energy’s, IPL’s or WPL’s products and services;

•	impacts on equity income from unconsolidated investments due to further potential changes to ATC LLC’s authorized return on equity;

•
impacts of IPL’s future tax benefits from Iowa rate-making practices, including deductions for repairs expenditures, allocation of mixed service costs and state depreciation, and recoverability of the associated regulatory assets from customers, when the differences reverse in future periods;

•	the impacts of adjustments made to deferred tax assets and liabilities from changes in the tax laws;

•
changes to the creditworthiness of counterparties with which Alliant Energy, IPL and WPL have contractual arrangements, including participants in the energy markets and fuel suppliers and transporters;

•	current or future litigation, regulatory investigations, proceedings or inquiries;

•	reputational damage from negative publicity, protests, fines, penalties and other negative consequences resulting in regulatory and/or legal actions;

•	the effect of accounting standards issued periodically by standard-setting bodies;

•	the ability to successfully complete tax audits and changes in tax accounting methods with no material impact on earnings and cash flows; and

•	factors listed in the “2019 Earnings Guidance” and “2020 Earnings Guidance” sections of this press release.

For more information about potential factors that could affect Alliant Energy’s business and financial results, refer to Alliant Energy’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), including the section therein titled “Risk Factors,” and its other filings with the SEC.

Without limitation, the expectations with respect to 2019 and 2020 earnings guidance, 2020 annual common stock dividend target and 2019-2023 capital expenditures guidance in this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and, except as required by law, Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding Alliant Energy’s financial results, this press release includes reference to certain non-GAAP financial measures. These measures include income and EPS for the three and nine months ended September 30, 2018 excluding the tax return adjustments due to Federal Tax Reform. Alliant Energy believes this non-GAAP financial measure is useful to investors because it provides an alternate measure to better understand and compare across periods the operating performance of Alliant Energy without the distortion of items that management believes are not normally associated with ongoing operations, and also provides additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance. Alliant Energy’s management also uses income, as adjusted, to determine performance-based compensation.

In addition, Alliant Energy included in this press release IPL; WPL; Corporate Services; Utilities and Corporate Services; ATC Holdings; and Non-utility and Parent EPS for the three and nine months ended September 30, 2019 and 2018. Alliant Energy believes these non-GAAP financial measures are useful to investors because they facilitate an understanding of segment performance and trends, and provide additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance.

This press release references year-over-year variances in utility electric margins and utility gas margins. Utility electric margins and utility gas margins are non-GAAP financial measures that will be reported and reconciled to the most directly comparable GAAP measure, operating income, in our third quarter 2019 Form 10-Q.

This press release also includes temperature-normalized non-GAAP EPS guidance for the year ended December 31, 2019. Alliant Energy believes this non-GAAP guidance measure is useful to investors because the measure facilitates period-to-period comparison of Alliant Energy’s operating performance and provides investors with information on a basis consistent with measures that management uses to assess Alliant Energy’s earnings growth rate.

Reconciliations of the non-GAAP financial measures included in this press release to the most directly comparable GAAP financial measures are included in the earnings summaries that follow, and in the case of temperature normalized non-GAAP EPS guidance, in the press release above.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
EARNINGS SUMMARY (Unaudited)

The following tables provide a summary of Alliant Energy’s results for the three months ended September 30:

EPS:	Three Months
	GAAP EPS		Adjustments		Non-GAAP EPS
	2019	2018	2019	2018	2019	2018
IPL	$0.59	$0.54	$—	$—	$0.59	$0.54
WPL	0.31	0.33	—	(0.02)	0.31	0.31
Corporate Services	0.02	0.01	—	—	0.02	0.01
Subtotal for Utilities and Corporate Services	0.92	0.88	—	(0.02)	0.92	0.86
ATC Holdings	0.03	0.03	—	—	0.03	0.03
Non-utility and Parent	(0.01)	(0.04)	—	—	(0.01)	(0.04)
Alliant Energy Consolidated	$0.94	$0.87	$—	($0.02)	$0.94	$0.85

Earnings (in millions):	Three Months
	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2019	2018	2019	2018	2019	2018
IPL	$141.1	$126.5	$—	($1.1)	$141.1	$125.4
WPL	75.5	76.3	—	(5.5)	75.5	70.8
Corporate Services	3.0	3.5	—	—	3.0	3.5
Subtotal for Utilities and Corporate Services	219.6	206.3	—	(6.6)	219.6	199.7
ATC Holdings	7.9	6.3	—	—	7.9	6.3
Non-utility and Parent	(1.5)	(7.1)	—	1.0	(1.5)	(6.1)
Alliant Energy Consolidated	$226.0	$205.5	$—	($5.6)	$226.0	$199.9

Adjusted, or non-GAAP, earnings for the three months ended September 30 do not include the following items that were included in the reported GAAP earnings:

	Non-GAAP (Income) Loss		Non-GAAP
	Adjustments (in millions)		EPS Adjustments
	2019	2018	2019	2018
Utilities and Corporate Services:
Tax return adjustments due to Federal Tax Reform at WPL	$—	($5.5)	$—	($0.02)
Tax return adjustments due to Federal Tax Reform at IPL	—	(1.1)	—	—
Subtotal for Utilities and Corporate Services	—	(6.6)	—	(0.02)
Tax return adjustments due to Federal Tax Reform at Non-utility and Parent	—	1.0	—	—
Total Alliant Energy Consolidated	$—	($5.6)	$—	($0.02)

The following tables provide a summary of Alliant Energy’s results for the nine months ended September 30:

EPS:	Nine Months
	GAAP EPS		Adjustments		Non-GAAP EPS
	2019	2018	2019	2018	2019	2018
IPL	$1.01	$0.97	$—	$—	$1.01	$0.97
WPL	0.77	0.73	—	(0.02)	0.77	0.71
Corporate Services	0.03	0.04	—	—	0.03	0.04
Subtotal for Utilities and Corporate Services	1.81	1.74	—	(0.02)	1.81	1.72
ATC Holdings	0.09	0.08	—	—	0.09	0.08
Non-utility and Parent	(0.03)	0.01	—	—	(0.03)	0.01
Alliant Energy Consolidated	$1.87	$1.83	$—	($0.02)	$1.87	$1.81

Earnings (in millions):	Nine Months
	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2019	2018	2019	2018	2019	2018
IPL	$239.4	$224.9	$—	($1.1)	$239.4	$223.8
WPL	183.2	170.1	—	(5.5)	183.2	164.6
Corporate Services	9.1	10.5	—	—	9.1	10.5
Subtotal for Utilities and Corporate Services	431.7	405.5	—	(6.6)	431.7	398.9
ATC Holdings	22.5	19.3	—	—	22.5	19.3
Non-utility and Parent	(8.5)	2.0	—	1.0	(8.5)	3.0
Alliant Energy Consolidated	$445.7	$426.8	$—	($5.6)	$445.7	$421.2

Adjusted, or non-GAAP, earnings for the nine months ended September 30 do not include the following items that were included in the reported GAAP earnings:

	Non-GAAP (Income) Loss		Non-GAAP
	Adjustments (in millions)		EPS Adjustments
	2019	2018	2019	2018
Utilities and Corporate Services:
Tax return adjustments due to Federal Tax Reform at WPL	$—	($5.5)	$—	($0.02)
Tax return adjustments due to Federal Tax Reform at IPL	—	(1.1)	—	—
Subtotal for Utilities and Corporate Services	—	(6.6)	—	(0.02)
Tax return adjustments due to Federal Tax Reform at Non-utility and Parent	—	1.0	—	—
Total Alliant Energy Consolidated	$—	($5.6)	$—	($0.02)

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in millions, except per share amounts)
Revenues:
Electric utility	$915.9	$861.2	$2,350.5	$2,296.2
Gas utility	41.5	44.8	322.5	299.0
Other utility	11.2	12.3	33.2	36.2
Non-utility	21.6	10.3	61.4	29.6
	990.2	928.6	2,767.6	2,661.0
Operating expenses:
Electric production fuel and purchased power	218.5	227.8	601.7	639.5
Electric transmission service	127.5	129.1	362.9	375.2
Cost of gas sold	9.1	11.3	151.1	150.0
Other operation and maintenance:
Energy efficiency costs	19.2	13.7	67.4	52.5
Non-utility Transportation	15.1	4.0	43.9	12.6
Other	139.4	130.7	415.9	403.7
Depreciation and amortization	143.8	129.0	423.6	376.4
Taxes other than income taxes	27.4	26.9	84.3	78.1
	700.0	672.5	2,150.8	2,088.0
Operating income	290.2	256.1	616.8	573.0
Other (income) and deductions:
Interest expense	68.3	63.3	203.8	183.8
Equity income from unconsolidated investments, net	(11.6)	(9.8)	(35.2)	(41.6)
Allowance for funds used during construction	(21.9)	(18.8)	(65.6)	(51.8)
Other	3.7	1.6	11.0	6.0
	38.5	36.3	114.0	96.4
Income before income taxes	251.7	219.8	502.8	476.6
Income taxes	23.1	11.7	49.4	42.1
Net income	228.6	208.1	453.4	434.5
Preferred dividend requirements of IPL	2.6	2.6	7.7	7.7
Net income attributable to Alliant Energy common shareowners	$226.0	$205.5	$445.7	$426.8

Weighted average number of common shares outstanding:
Basic	239.1	235.2	237.7	232.9
Diluted	239.9	235.2	238.2	232.9

Earnings per weighted average common share attributable to Alliant Energy common shareowners:
Basic	$0.95	$0.87	$1.88	$1.83
Diluted	$0.94	$0.87	$1.87	$1.83

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30, 2019	December 31, 2018
	(in millions)
ASSETS:
Current assets:
Cash and cash equivalents	$193.7	$20.9
Other current assets	919.3	764.2
Property, plant and equipment, net	13,131.1	12,462.4
Investments	453.0	431.3
Other assets	1,836.3	1,747.2
Total assets	$16,533.4	$15,426.0
LIABILITIES AND EQUITY:
Current liabilities:
Current maturities of long-term debt	$656.8	$256.5
Commercial paper	349.6	441.2
Other current liabilities	1,075.7	946.4
Long-term debt, net (excluding current portion)	5,535.1	5,246.3
Other liabilities	3,747.0	3,749.9
Equity:
Alliant Energy Corporation common equity	4,969.2	4,585.7
Cumulative preferred stock of Interstate Power and Light Company	200.0	200.0
Total equity	5,169.2	4,785.7
Total liabilities and equity	$16,533.4	$15,426.0

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
	2019	2018
	(in millions)
Cash flows from operating activities:
Cash flows from operating activities excluding accounts receivable sold to a third party	$882.6	$801.0
Accounts receivable sold to a third party	(373.4)	(358.8)
Net cash flows from operating activities	509.2	442.2
Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(1,003.9)	(1,080.2)
Other	(71.4)	(47.8)
Cash receipts on sold receivables	255.9	337.2
Other	(41.7)	(24.9)
Net cash flows used for investing activities	(861.1)	(815.7)
Cash flows from financing activities:
Common stock dividends	(252.5)	(233.3)
Proceeds from issuance of common stock, net	185.4	191.3
Proceeds from issuance of long-term debt	950.0	1,500.0
Payments to retire long-term debt	(253.5)	(603.1)
Net change in commercial paper and other short-term borrowings	(91.6)	(278.4)
Other	(11.7)	10.9
Net cash flows from financing activities	526.1	587.4
Net increase in cash, cash equivalents and restricted cash	174.2	213.9
Cash, cash equivalents and restricted cash at beginning of period	25.5	33.9
Cash, cash equivalents and restricted cash at end of period	$199.7	$247.8

KEY FINANCIAL AND OPERATING STATISTICS

	September 30, 2019	September 30, 2018
Common shares outstanding (000s)	240,343	235,936
Book value per share	$20.68	$19.37
Quarterly common dividend rate per share	$0.355	$0.335

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Utility electric sales (000s of megawatt-hours)
Residential	2,076	2,084	5,509	5,661
Commercial	1,760	1,754	4,834	4,897
Industrial	2,828	2,881	8,064	8,222
Industrial - co-generation customers	204	173	628	619
Retail subtotal	6,868	6,892	19,035	19,399
Sales for resale:
Wholesale	725	738	2,005	2,167
Bulk power and other	1,278	937	2,830	2,390
Other	23	19	71	67
Total	8,894	8,586	23,941	24,023
Utility retail electric customers (at September 30)
Residential	819,207	814,568
Commercial	142,794	142,145
Industrial	2,478	2,597
Total	964,479	959,310
Utility gas sold and transported (000s of dekatherms)
Residential	1,118	1,384	20,653	19,430
Commercial	1,477	1,760	13,862	13,868
Industrial	549	723	2,045	2,380
Retail subtotal	3,144	3,867	36,560	35,678
Transportation / other	25,021	23,213	71,814	67,886
Total	28,165	27,080	108,374	103,564
Utility retail gas customers (at September 30)
Residential	368,618	366,846
Commercial	44,118	44,099
Industrial	352	356
Total	413,088	411,301

Estimated margin increases from impacts of temperatures (in millions) -
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Electric margins	$6	$7	$9	$28
Gas margins	—	—	6	2
Total temperature impact on margins	$6	$7	$15	$30

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	Normal	2019	2018	Normal
Heating degree days (HDDs) (a)
Cedar Rapids, Iowa (IPL)	42	102	128	4,625	4,266	4,162
Madison, Wisconsin (WPL)	55	126	154	4,773	4,649	4,421
Cooling degree days (CDDs) (a)
Cedar Rapids, Iowa (IPL)	618	599	546	792	1,016	780
Madison, Wisconsin (WPL)	536	536	488	653	786	673

(a)
HDDs and CDDs are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical HDDs and CDDs.